Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	SurfMedia Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
jm@surfmedia.com
805-962-3700

CLINICAL STUDY DEMONSTRATES CANCER TREATMENT USING RITA MEDICAL

SYSTEMS RADIOFREQUENCY ABLATION PRODUCTS 98% EFFECTIVE FOR SMALL

KIDNEY TUMORS

Article Presented at 2004 American Urology Association Annual Meeting in San Francisco

Reports 98% Success Rate in 33 Patient Study Treating 41 Tumors

Mountain View, Calif., May 10, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that clinical investigators at the University of Texas Southwestern Medical Center in Dallas, Texas presented their paper titled, “Laparoscopic Radiofrequency Ablation of Small Renal Tumors,” at the American Urology Association annual scientific meeting in San Francisco, California. Investigators reported that initial ablation was successful in 40 out of 41 tumors (98%) at a mean follow-up of 16.1 months.

Jeffrey A. Cadeddu, M.D., a member of the clinical investigation team and Director, Clinical Center for Minimally Invasive Urologic Cancer Treatment at the University of Texas Southwestern, commented, “Our intention was to demonstrate that radiofrequency ablation can successfully treat patients with small kidney tumors who require a laparoscopic approach while sparing as much kidney function as possible. The early results indicate that the procedure provides excellent control of the cancer.”

Dr. Cadeddu continued, “We hope to continue to follow these patients, and to expand our experience to additional patients. We believe that radiofrequency ablation to treat tumors while protecting kidney function will become an important tool for urologists going forward.”

Investigators treated 41 tumors in 33 patients with small renal tumors using RITA Medical Systems’ radiofrequency ablation (RFA) products. The authors concluded that laparoscopic RFA is feasible for tumors that may not be amenable to a percutaneous approach, and that cancer control appeared adequate in the patients followed to date.

Mr. Joseph DeVivo, President & CEO of RITA Medical commented, “We believe Dr. Cadeddu and his associates are the first to present such compelling clinical evidence to support the use of radiofrequency ablation in the treatment of kidney cancer. We applaud the efforts of his team and we continue to pursue the necessary regulatory clearances to ensure widespread adoption of the procedure by other clinicians in the United States.”

MORE-MORE-MORE

RADIOFREQUENCY ABLATION FOR KIDNEY CANCER

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The company estimates that 78,000 patients worldwide are diagnosed each year with kidney cancer and that approximately 18% of these cases, or 14,220 patients, will be found to be amenable to radiofrequency ablation to control their tumors.1

An abstract of the article presented at the AUA Annual Meeting is available on the American Association of Urology website, http://aua04.agora.com/lookup/. Enter Dr. Cadeddu’s name in the search field, or enter the title of the article, “Laparoscopic Radiofrequency Ablation of Small Renal Tumors.”

Contributing authors of the article include Edward D. Matsumoto, M.D., Fellow of the Dept. of Urology, University of Texas Southwestern Medical Center in Dallas, Texas, Devin B. Johnson, M.D., Assistant Professor, Dept. of Urology, University of Utah Health Sciences Center, and Kenneth Ogan, M.D., Assistant Professor, Dept. of Urology, Emory University School of Medicine.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 60,000 of its disposable devices throughout the world.

[1]	De Vita, Cancer Principles and Practice of Oncology, Lippincott, Williams and Wilkins, 6th Edition, 2001

The statements in this news release related to the results of studies, the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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